Exhibit 10.4

EXECUTION VERSION

TWELFTH AMENDED AND RESTATED OMNIBUS AGREEMENT

among

HOLLYFRONTIER CORPORATION,

HOLLY ENERGY PARTNERS, L.P.

and

CERTAIN OF THEIR RESPECTIVE SUBSIDIARIES

i

10.4	AMENDMENT OR MODIFICATION	20
10.5	ASSIGNMENT	20
10.6	COUNTERPARTS	20
10.7	SEVERABILITY	20
10.8	FURTHER ASSURANCES	20
10.9	RIGHTS OF LIMITED PARTNERS	20
10.10	HEADINGS	21
10.11	LIMITATION OF DAMAGES	21
10.12	NATURE OF THE RELATIONSHIP	21

EXHIBITS

Exhibit A	-	Omnibus Agreement Amendments
Exhibit B	-	Definitions
Exhibit C	-	Interpretation
Exhibit D	-	Asset Identification Summary
Exhibit E	-	Administrative Fee

ii

TWELFTH AMENDED AND RESTATED

OMNIBUS AGREEMENT

THIS TWELFTH AMENDED AND RESTATED OMNIBUS AGREEMENT (this “Agreement”) is being entered into as of October 16, 2015, to be effective as of January 1, 2015 (the “Effective Date”), by and among the following entities (all Delaware limited liability companies unless otherwise noted):

HollyFrontier Corporation, a Delaware corporation (“HFC”), and its Affiliates listed below (singularly, “HFC Entity”; and with HFC collectively, the “HFC Entities”):

Frontier El Dorado Refining LLC (“Frontier El Dorado”)

Frontier Refining LLC (“Frontier Cheyenne”)

Holly Refining & Marketing – Tulsa LLC (“Holly Tulsa”)

Holly Refining & Marketing Company – Woods Cross LLC (“Holly Woods Cross”)

Navajo Pipeline Co., L.P., a Delaware limited partnership (“Navajo Pipeline”)

Navajo Refining Company, L.L.C. (“Navajo”)

AND

Holly Energy Partners, L.P., a Delaware limited partnership (“HEP”), and its Affiliates listed below (singularly, “HEP Entity”; and with HEP collectively, the “HEP Entities”):

Cheyenne Logistics LLC (“Cheyenne Logistics”)

El Dorado Logistics LLC (“El Dorado Logistics”)

HEP El Dorado LLC (“HEP El Dorado”)

HEP Logistics GP, L.L.C. (the “OLP GP”)

HEP Logistics Holdings, L.P., a Delaware limited partnership (the “General Partner”)

HEP Mountain Home, L.L.C.

HEP Navajo Southern, L.P., a Delaware limited partnership

HEP Pipeline Assets, Limited Partnership, a Delaware limited partnership

HEP Pipeline GP, L.L.C.

HEP Pipeline, L.L.C. (“HEP Pipeline”)

HEP Refining Assets, L.P., a Delaware limited partnership

HEP Refining GP, L.L.C.

HEP Refining, L.L.C. (“HEP Refining”)

HEP Tulsa LLC (“HEP Tulsa”)

HEP UNEV Holdings LLC (“HEP UNEV”)

HEP UNEV Pipeline LLC

HEP Woods Cross, L.L.C.

Holly Energy Partners – Operating, L.P., a Delaware limited partnership (the “Operating Partnership”)

Holly Energy Storage - Lovington LLC

Holly Logistic Services, L.L.C. (“Holly GP”),

Lovington-Artesia, L.L.C.

Roadrunner Pipeline, L.L.C. (“Roadrunner”)

This Agreement amends and restates in its entirety the Eleventh Amended Omnibus Agreement among certain of the HFC Entities and certain of the HEP Entities which were signatories thereto.

RECITALS:

WHEREAS, the Parties entered into an Omnibus Agreement on July 13, 2004 (as amended, the “Original Omnibus Agreement”) to evidence their agreement with respect to various administrative, indemnity and other obligations, which agreement has been further amended and restated as set forth on Exhibit A, resulting in the Eleventh Amended and Restated Omnibus Agreement.

WHEREAS, the Parties desire to amend and restate the Eleventh Amended and Restated Omnibus Agreement as provided herein in order to, among other things, consolidate terms from various other agreements between the parties and to clarify terms as more particularly set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth on Exhibit B.

1.2 Interpretation. Matters relating to the interpretation of this Agreement are set forth on Exhibit C.

ARTICLE II

BUSINESS OPPORTUNITIES

2.1 Restricted Businesses. For so long as a HFC Group Member owns a controlling interest in the general partner of HEP, and except as permitted by Section 2.2, Holly GP and each HFC Group Member shall be prohibited from engaging in or acquiring a controlling interest in or operating any business having assets or operations engaged in the Restricted Businesses.

2.2 Permitted Exceptions. Notwithstanding any provision of Section 2.1 to the contrary, Holly GP and the HFC Group Members may engage in the following activities under the following circumstances:

(a)	the ownership and/or operation of any of the Retained Assets (including replacements of the Retained Assets);

(b)	any Restricted Businesses conducted by a HFC Group Member and Holly GP with the approval of the General Partner;

(c)	the ownership and/or operation of Restricted Businesses by an HFC Entity or Holly GP in its capacity as general partner of HEP or its general partner;

(d)	the ownership and/or operation of any asset or group of related assets used in the Restricted Business that are acquired or constructed by a HFC Group Member or Holly GP after the Closing Date (the “Permitted Assets”), the fair market value of which (as determined in good faith by the Board of Directors of HFC) is as follows:

(i)	less than $5 million at the time of such acquisition or good faith estimate of construction costs, as the case may be; or

(ii)	equal to or greater than $5 million at the time of the acquisition or good faith estimate of construction costs; provided, HEP has been offered the opportunity to purchase the Permitted Assets in accordance with Section 2.3 and HEP has elected not to purchase the Permitted Assets;

(e)	the ownership of the UNEV Profits Interest; and

(f)	the ownership of limited or any general partnership interests in HEP.

2.3 Right of Offer.

(a)	If Holly GP or a HFC Group Member becomes aware of an opportunity to acquire Permitted Assets with a fair market value (as determined in good faith by the Board of Directors of HFC) equal to or greater than $5 million, then, subject to Section 2.3(c), as soon as practicable, Holly GP or such HFC Group Member shall notify HEP of such opportunity and deliver to HEP, or provide HEP access to all information prepared by or on behalf of, or material information submitted or delivered to, Holly GP or such HFC Group Member relating to such potential transaction. As soon as practicable, but in any event within 30 days after receipt of such notification and information, HEP shall notify Holly GP or the HFC Group Member that it has either elected:

(i)	not to cause a HEP Group Member to pursue the opportunity to purchase the Permitted Assets, or

(ii)	to cause a HEP Group Member to pursue the opportunity to purchase the Permitted Assets, in which case the applicable Parties shall follow the procedures in Section 2.4.

(b)	If, at any time, HEP abandons such opportunity (as evidenced in writing by HEP to the HFC Group Member), Holly GP or the HFC Group Member may pursue such opportunity. Any Permitted Assets which are permitted to be acquired by Holly GP or a HFC Group Member must be so acquired:

(i)	within 12 months of the later to occur of (A) the date that Holly GP or the HFC Group Member becomes able to pursue such acquisition in accordance with the provisions of this Section 2.3, and (B) the date upon which all required governmental approvals to consummate such acquisition have been obtained, and

(ii)	on terms not materially more favorable to Holly GP or the HFC Group Member than were offered to HEP.

If either of these conditions are not satisfied, the opportunity must be reoffered to HEP in accordance with this Section 2.3(b).

(c)	Notwithstanding Section 2.3(a), if Holly GP or a HFC Group Member (i) becomes aware of an opportunity to make an acquisition that includes Permitted Assets and assets that are not Permitted Assets, and the Permitted Assets have a fair market value (as determined in good faith by the Board of Directors of HFC) equal to or greater than $5 million but comprise less than half of the fair market value (as determined in good faith by the Board of Directors of HFC) of the total assets being considered for acquisition, or (ii) desire to construct Permitted Assets with an estimated construction cost (as determined in good faith by the Board of Directors of HFC) equal to or greater than $5 million, then in either case, Holly GP or the HFC Group Member may make such acquisition without first offering the opportunity to HEP or may construct such Permitted Assets as long as it complies with the procedures set forth below in Section 2.4.

2.4 Procedure for Offering Acquired or Constructed Assets to HEP.

(a)	Within 180 days after the consummation of the acquisition or the completion of construction by Holly GP or a HFC Group Member of the Permitted Assets, as the case may be, Holly GP or the HFC Group Member shall notify HEP in writing of such acquisition or construction and offer HEP the opportunity to purchase such Permitted Assets (the “Offer”). The Offer shall set forth the terms relating to the purchase of the Permitted Assets, and, if Holly GP or any HFC Group Member desires to utilize the Permitted Assets, the Offer will also include (i) the commercially reasonable terms on which the HEP Group will provide services to Holly GP or the HFC Group Member to enable Holly GP or the HFC Group Member to utilize the Permitted Assets and (ii) the terms of any service agreements, leases or access agreements to be provided to HEP by Holly GP or the HFC Group relating to such assets. As soon as practicable, but in any event within 30 days after receipt of such written notification, HEP shall notify Holly GP or the HFC Group Member in writing that HEP has elected (i) not to cause a HEP Group Member to purchase the Permitted Assets, in which event Holly GP or the HFC Group Member shall be forever free to continue to own or operate such Permitted Assets, or (ii) to cause a HEP Group Member to purchase the Permitted Assets, in which event Section 2.4(b) and Section 2.4(c) shall apply.

(b)

If within 60 days after receipt by HEP of the Offer, Holly GP or the HFC Group Member and HEP are able to agree on the fair market value of the subject Permitted Assets and the other terms of the Offer including, the terms, if any, on which the HEP Group will provide services to Holly GP or the HFC Group Member to enable it to utilize the Permitted Assets, a HEP Group Member shall purchase the Permitted Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached and, if required by the Offer or otherwise agreed, enter into an agreement with Holly GP or the HFC Group Member to provide services in a manner consistent with the Offer.

(c)	If Holly GP or the HFC Group Member and HEP are unable to agree within 60 days after receipt by HEP of the Offer on the fair market value of the subject Permitted Assets and/or the other terms of the Offer, Holly GP or the HFC Entity, on the one hand, and HEP, on the other hand, will engage a mutually agreed upon investment banking firm to determine the disputed terms. Such investment banking firm will determine the disputed terms within 30 days of its engagement and furnish Holly GP or the HFC Group Member, on the one hand, and HEP, on the other hand, its determination. The fees of the investment banking firm will be split equally between Holly GP or the HFC Group Member, on the one hand, and HEP, on the other hand. Once the investment banking firm has submitted its determination of the disputed terms, HEP will have the right, but not the obligation, to cause a HEP Group Member to purchase the Permitted Assets pursuant to the Offer as modified by the determination of the investment banking firm. HEP will provide written notice of its decision to Holly GP or the HFC Group Member within 30 days after the investment banking firm has submitted its determination. Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Permitted Assets. If HEP elects to cause a HEP Group Member to purchase the Permitted Assets, then the HEP Group Member shall purchase the Permitted Assets pursuant to the Offer as modified by the determination of the investment banking firm as soon as commercially practicable after such determination and, if applicable, enter into an agreement with Holly GP or the HFC Group Member to provide services in a manner consistent with the Offer, as modified by the determination of the investment banking firm, if applicable.

2.5 Scope of Prohibition. Except as provided in this Article II and the Partnership Agreement, Holly GP and each HFC Group Member shall be free to engage in any business activity, including those that may be in direct competition with any HEP Group Member.

2.6 Enforcement. Holly GP and the HFC Group Members agree and acknowledge that the HEP Group does not have an adequate remedy at law for the breach by Holly GP and the HFC Group of the covenants and agreements set forth in this Article II, and that any breach by Holly GP and the HFC Group of the covenants and agreements set forth in this Article II would result in irreparable injury to the HEP Group. Holly GP and the HFC Group Members further agree and acknowledge that any HEP Group Member may, in addition to the other remedies that may be available to the HEP Group, file a suit in equity to enjoin Holly GP and the HFC Group from such breach and hereby consent to the issuance of injunctive relief under this Agreement.

2.7 Limitation on Acquisitions of Permitted Assets by HEP Group Members. Notwithstanding anything in this Agreement to the contrary, a HEP Group Member who is not a party to this Agreement is prohibited from acquiring Permitted Assets. In the event HEP desires a HEP Group Member who is not a party to this Agreement to acquire any Permitted Assets, then the General Partner shall first cause such HEP Group Member to become a party to this Agreement.

2.8 Termination of Article II. The provisions of this Article II may be terminated by HFC upon a Change of Control of HFC.

ARTICLE III

INDEMNIFICATION

3.1 Conditions of Indemnification by the HFC Entities. All indemnities set forth in Section 3.2 are subject to the following conditions:

(a)	Except for the indemnity in Sections 3.2(a)(ii), (vii) and (viii), indemnities apply only to the Transferred Assets and only until the expiration date, if any, related to each such Transferred Asset shown in column (b) on Exhibit D.

(b)	The aggregate liability of the HFC Entities for all Covered Environmental Losses under Section 3.2(a) shall not exceed the amounts shown in column (b) on Exhibit D. The liability limits are exhausted on an aggregate basis and do not represent separate individual limits for each location, it being understood that a Claim in one location may exhaust liability limits for multiple locations.

(c)	Except for the indemnity in Sections 3.2(a)(vii) and (viii), indemnities in Section 3.2 apply only to the extent that such events or conditions occurred before the Closing Date.

3.2 Indemnification by the HFC Entities.

(a)	Subject to Section 3.1, the HFC Entities shall indemnify, defend and hold harmless the HEP Entities from and against any Liability or Claim incurred by the HEP Entities or any Third Party to the extent arising out of:

(i)	the Covered Environmental Losses relating to the Transferred Assets to the extent caused by the acts or omissions of an HFC Entity;

(ii)	the ownership or operation by HFC and its Affiliates of any asset not constituting part of the Transferred Assets, except to the extent arising out of the negligent acts or omissions or willful misconduct of HEP or any of its Affiliates;

(iii)	the failure of the applicable HEP Entity to be the owner of valid and indefeasible easement rights or fee ownership for interests in and to the lands on which any pipeline or related pump station, tank farm or equipment conveyed or contributed or otherwise Transferred (including by way of a Transfer of the ownership interest of a Person or by operation of law) to the applicable HEP Entity on the applicable Closing Date;

(iv)	the failure of the applicable HEP Entity to have the consents, licenses and permits necessary to allow any such Transferred Assets referred to in Section 3.2(c) to cross the roads, waterways, railroads and other areas upon which any such Transferred Assets are located as of the Closing Date;

(v)	the cost of curing any condition set forth in clauses (iii) or (iv) above to the extent such conditions do not allow any Transferred Asset to be operated in accordance with Prudent Industry Practice;

(vi)	the following:

(A)	events and conditions associated with the operation of the Transferred Assets before the Closing Date (other than Covered Environmental Losses which are provided for under Section 3.2(a)(i) and events and conditions covered by Section 3.4);

(B)	all legal actions pending against the HFC Entities on July 13, 2004;

(C)	the completion of remediation projects at the respective HEP Entity’s El Paso, Albuquerque and Mountain Home terminals that were ongoing or scheduled as of July 13, 2004;

(D)	events and conditions associated with the Retained Assets and whether occurring before or after the Closing Date; and

(E)	all federal, state and local tax liabilities attributable to the operation or ownership of the Transferred Assets prior to the applicable Closing Date, including any such tax liabilities of the HFC Entities that may result from the consummation of the formation transactions for the HEP Entities and the General Partner;

(vii)	the operation by HEP and its Affiliates of any assets owned by HFC or any of its Affiliates, except to the extent arising out of the gross negligence or willful misconduct of HEP or any of its Affiliates; and

(viii)	Any failure to perform any covenant or agreement made or undertaken by HFC or its Affiliates in the (A) Master Lease and Access Agreement, or the exercise by HFC or its Affiliates of any rights and obligations under Section 2.2(b) thereof; or (B) Services and Secondment Agreement; except in either case to the extent arising out of the willful misconduct or negligence (standard negligence or gross negligence) of HEP or any of its Affiliates.

(b)	The indemnities provided for in Section 3.2(a)(i) through (v) shall only apply if the HFC Entities are notified in writing of any of the foregoing prior to the applicable expiration date listed in column (b) on Exhibit D.

(c)	The indemnities provided for in Section 3.2(a)(vi) shall only apply if to the extent that the HFC Entities are notified in writing of any of the following events and conditions within five years after the applicable Closing Date.

(d)	Notwithstanding anything in this Agreement to the contrary, because HEP has been involved since the inception with the following Transferred Assets, as used in this Section 3.2, the definition of “Transferred Assets” shall not include the 16” Lovington/Artesia Intermediate Pipeline, the Beeson Pipeline, the Roadrunner Pipeline, the Tulsa Interconnecting Pipelines, and the UNEV Pipeline.

(e)	To the extent that a good faith Claim by the HEP Entities for indemnification under Section 3.2(a) arises from events or conditions at the Transferred Tanks or the soil immediately underneath the Transferred Tanks or the Transferred Tanks’ secondary containment, and the HFC Entities refuse to provide such indemnification, then the burden of proof shall be on the HFC Entities to demonstrate that the events or conditions giving rise to the Claim arose after the Closing Date.

3.3 Conditions of Indemnification by the HEP Entities. The indemnities set forth in Section 3.4 apply only to the extent that such events or conditions occurred on or after the applicable Closing Date, if any.

3.4 Indemnification by the HEP Entities.

(a)	Subject to Section 3.3, the HEP Entities shall indemnify, defend and hold harmless the HFC Entities from and against any Liability or Claim suffered or incurred by the HFC Entities or any Third Party to the extent arising from:

(i)	the Covered Environmental Losses associated with operation of (A) the Other Assets, and (B) the Transferred Assets by a Person (other than a HFC Entity or ownership and operation of the Transferred Assets by a Person other than a HFC Entity); and

(ii)	operation by HEP and HEP’s Affiliates of any asset owned by HFC or any of HFC’s Affiliates but only to the extent caused by the gross negligence or willful misconduct of any of the HEP Entities; or

(iii)	Any failure to perform any covenant or agreement made or undertaken by any HEP or its Affiliates in the (A) Master Lease and Access Agreement, or the exercise by HEP or its Affiliates of any rights and obligations under Section 2.2(b) thereof; or (B) Services and Secondment Agreement; except in either case to the extent arising out of the willful misconduct or negligence (standard negligence or gross negligence) of HFC or any of its Affiliates.

(b)	Nothing set forth in Section 3.4(a) shall make the HEP Entities responsible for any post-Closing Date negligent actions or omissions or willful misconduct by the HFC Entities.

3.5 Mutual General Indemnity. Following the applicable Closing Dates, the HFC Entities and the HEP Entities, respectively, agree to indemnify, protect, defend and hold harmless each other from and against any and all Liabilities and Claims based upon, in connection with, relating to or arising out of their respective actions or inactions in connection with the operation of the Indemnifying Party’s respective assets or any failure to comply with any Applicable Laws; in any case of or by any Indemnifying Party or its subcontractors, suppliers, materialmen, employees, agents, successors and assigns, or other persons directly or indirectly employed by them, including the following:

(a)	any injury to or death of any Person or the damage to or theft, destruction, loss or loss of use of, any property; or

(b)	the failure to perform any covenant or agreement made or undertaken by the applicable Party in agreements with any of the other Parties.

3.6 Exclusions from Indemnity for Post-Closing Date Claims. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, FOR ANY LIABLITIES OR CLAIMS ARISING OUT OF EVENTS OCCURRING AFTER AN APPLICABLE CLOSING DATE:

(a)	EXCEPT AS EXPRESSLY PROVIDED IN SECTION 3.2(a)(vii), THE INDEMNIFICATION OBLIGATIONS HEREIN SHALL NOT EXTEND TO THE PROPORTIONATE AMOUNT OF ANY SUCH LIABILITY OR CLAIM CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNITEE OR ITS AGENTS OR EMPLOYEES.

(b)	No statute, rule or regulation that precludes an injured party from bringing an action against a fellow employee or employer shall preclude a Party from seeking and obtaining a judicial determination of the fault or negligence of such Persons.

(c)	Each Party shall be responsible for any insurance deductibles or self-insured retention arising out of any Liability or Claim to the extent such Liability or Claim arises out of the negligence or willful misconduct of such Party, except to the extent the subrogation waiver provided for in Section 3.9 applies to such Liability or Claim.

3.7 Indemnification Procedures.

(a)	The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a Claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such Claim.

(b)	The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c)	The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any Claims covered by the indemnification under this Article III, including, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and making available to the Indemnifying Party any employees of the Indemnified Party.

(d)	In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in Section 3.7(c) be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any Claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(e)	In connection with the indemnities in this Article III, Indemnifying Party:

(i)	agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party;

(ii)	agrees to enter into a joint defense agreement with Indemnifying Party in order to allow communication by counsel if Indemnified Party elects to involve separate counsel; and

(iii)	agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.8.

(f)	The amounts for which an Indemnified Party is entitled to indemnification under this Article III shall be reduced by the net amounts recovered by the Indemnified Party pursuant to contractual indemnities from any Third Party (other than pursuant to insurance policies that are not required to include a waiver of subrogation pursuant to Section 3.9) after deducting the reasonable unreimbursed out-of-pocket fees and expenses incurred by the Indemnified Party in recovering such amounts (the “Net Recovery”). If the Indemnified Party receives a Net Recovery subsequent to an indemnification payment by the Indemnifying Party under this Article III, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to Net Recovery. An Indemnified Party shall be obligated to pursue all contractual indemnities (including insurance claims) that such Indemnified Party has with any Third Party, provided, however, if the Indemnified Party’s right to such indemnification is assignable, the Indemnified Party may, in its sole discretion and in lieu of pursuing such claim, elect to assign such indemnification claim to the Indemnifying Party to pursue and shall reasonably cooperate with the Indemnifying Party (including, making its relevant books, records, officers, information and testimony reasonably available to the Indemnifying Party) in the Indemnifying Party’s pursuit of such claim.

(g)	For avoidance of doubt, no Claim may be asserted pursuant to Section 3.2 or Section 3.4 following the applicable expiration of the indemnity related to such Claim; provided that any Claim asserted in writing prior to the expiration date of such indemnity that is the basis for such Claim shall survive until such Claim is finally resolved and satisfied. The date on which notification of a Claim for indemnification is received by the Indemnifying Party shall determine whether such Claim is timely made.

3.8 Limitation on Indemnification Obligations.

(a)	Notwithstanding anything in this Agreement to the contrary, when referring to the indemnification obligations of the HFC Entities in Article III, the definition of HFC Entities shall be deemed to mean solely (i) the HFC Entity or HFC Entities that own or operate, or owned or operated immediately prior to the transfer to the HEP Entities, the Retained Asset, Transferred Asset or other property in question with respect to which indemnification is sought by reason of such HFC Entity’s or HFC Entities’ ownership or operation of the Retained Asset, Transferred Asset or other property in question or that is responsible for causing such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the HEP Entities for which it is entitled to indemnification under Article III and (ii) HFC.

(b)	Notwithstanding anything in this Agreement to the contrary, when referring to the indemnification obligations of the HEP Entities in Article III, the definition of HEP Entities shall be deemed to mean solely (i) the HEP Entity or HEP Entities that own or operate, or previously owned or operated, the Transferred Asset or other property in question or that is responsible for causing such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the HFC Entities for which they are entitled to indemnification under Article III, (ii) HEP and (iii) Operating Partnership.

(c)	For the avoidance of doubt, any indemnification obligations of the HFC Entities in Article III with respect to any indemnifiable losses incurred by or attributable to the UNEV Pipeline shall be (i) limited to an amount that is the product of (x) the amount of such losses, multiplied by (y) HEP UNEV’s direct or indirect percentage ownership interest in the UNEV Pipeline at the time such losses were incurred and (ii) payable to, for the benefit of and recoverable solely by HEP UNEV or any HEP Entity designated by HEP UNEV (and not by UNEV Pipeline, LLC).

3.9 Subrogation; Waiver of Subrogation. To the extent that any of the HFC Entities or HEP Entities in fact receive full indemnification payments pursuant to Section 3.2(a)(viii) or Section 3.4(a)(iii) hereof, as the case may be, the HFC Entity or HEP Entity paying such Claim shall be subrogated to the receiving party’s rights with respect to the transaction or event requiring or giving rise to such indemnity. Notwithstanding the foregoing, each of the HFC Entities and the HEP Entities, hereby waives and releases, and shall cause their respective insurers, to waive and release, all rights against each other and any of their respective contractors, subsidiaries, consultants, agents and employees for loss or damages to any of the Transferred Assets to the extent of fire and other hazards covered by property insurance applicable to the property to which such loss or damage occurs, except such rights as they have to proceeds of such insurance. For the purposes of this Section 3.9, all deductibles shall be considered insured losses. Without limiting the foregoing, all of the Parties’ policies of property insurance for the Transferred Assets shall be endorsed to provide a complete waiver for the benefit of the other Parties and their Affiliates of (i) any right of recovery which the insurer may have or acquire against the other Parties or any of its Affiliates, or its or their employees, officers or directors for payments made or to be made under such policies and (ii) any lien or right of subrogation which the insurer may have or acquire for payments made or to be made to any person or entity who asserts a Claim against such other Parties or any of its Affiliates, or its or their employees, officers or directors. The releases and waivers of subrogation set forth above in this paragraph shall apply notwithstanding any obligation of a Party to indemnify the other Party for the Claim(s) at issue.

ARTICLE IV

GENERAL AND ADMINISTRATIVE EXPENSES

4.1 General.

(a)	The Operating Partnership will pay HFC an administrative fee (the “Administrative Fee”) in the amount set forth on Exhibit E, payable in equal quarterly installments, for the provision by HFC and its Affiliates for the HEP Group’s benefit of all the general and administrative services that HFC and its Affiliates provide, including, the general and administrative services listed on Exhibit E.

(b)	HEP and HFC shall also periodically assess and increase the Administrative Fee in connection with expansions of the operations of the HEP Group through the acquisition or construction of new assets or businesses.

(c)	At the end of each year, HEP will have the right to submit to HFC a proposal to reduce the amount of the Administrative Fee for that year if HEP believes in good faith that the general and administrative services performed by HFC and its Affiliates for the benefit of the HEP Group for the year in question do not justify payment of the full Administrative Fee for that year. If HEP submits such a proposal to HFC, HFC agrees that it will negotiate in good faith with HEP to determine if the Administrative Fee for that year should be reduced and, if so, the amount of such reduction.

(d)	The Administrative Fee shall not include and the HEP Group shall reimburse HFC and its Affiliates for:

(i)	salaries of employees of HFC or its Affiliates, to the extent, but only to the extent, such employees perform services for the HEP Group;

(ii)	the cost of employee benefits relating to employees of HFC or its Affiliates, such as 401(k), pension, and health insurance benefits, to the extent, but only to the extent, such employees perform services for the HEP Group and have not been paid by HEP pursuant to the Master Site Services Agreement and the Services and Secondment Agreement;

(iii)	any amounts payable under the Master Site Services Agreement and the Services and Secondment Agreement;

(iv)	all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided by the HFC and its Affiliates to HEP pursuant to Section 4.1(a); and

(v)	all premiums for insurance policies carried for and on behalf of HEP.

(e)	Either HFC, on the one hand, or HEP, on the other hand, may terminate this Article IV, by providing the other with written notice of its election to do so at least six months prior to the proposed date of termination.

ARTICLE V

RIGHT OF FIRST REFUSAL

5.1 HFC Right of First Refusal: Prohibition on Transfer.

(a)	The HEP Entities hereby grant to HFC a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third-party lender or a Transfer to another HEP Group Member) of any of the Assets.

(b)	The HEP Entities are prohibited from Transferring any of the Assets to a HEP Group Member that is not a party to this Agreement. In the event the HEP Entities desire to Transfer any of the Assets to a HEP Group Member that is not a Party to this Agreement, they shall first cause the proposed transferee HEP Group Member to become a Party to this Agreement.

(c)	The Parties acknowledge that all potential Transfers of Sale Assets pursuant to this Article V are subject to obtaining any and all required written consents of governmental authorities and other third parties and to the terms of all existing agreements in respect of the Sale Assets.

(d)	Notwithstanding anything in this Agreement to the contrary, as used in Article V the definition of “Assets” shall not include the Tulsa Transferred Assets or the UNEV Pipeline, but shall expressly include the equity interests of UNEV Pipeline, LLC then owned directly or indirectly by the HEP Entities.

5.2 Procedures.

(a)	If a HEP Entity proposes to Transfer any of the Assets to any Person pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then HEP shall promptly give written notice (a “Disposition Notice”) thereof to HFC. The Disposition Notice shall set forth the following information in respect of the proposed Transfer:

(i)	the name and address of the prospective acquiror (the “Proposed Transferee”);

(ii)	the Assets subject to the Acquisition Proposal (the “Sale Assets”);

(iii)	the purchase price offered by such Proposed Transferee (the “Offer Price”);

(iv)	reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow HFC to reasonably determine the fair market value of such non-cash consideration;

(v)	the HEP Entities’ estimate of the fair market value of any non-cash consideration; and

(vi)	all other material terms and conditions of the Acquisition Proposal that are then known to the HEP Entities.

(b)	To the extent the Acquisition Proposal consists of consideration other than cash (or in addition to cash) the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event HFC and the HEP Entities agree as to the fair market value of any non-cash consideration, HFC will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets within 30 days of its receipt of the Disposition Notice (the “First ROFR Acceptance Deadline”). Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Sale Assets.

(c)	In the event (i) HFC’s determination of the fair market value of any non-cash consideration described in the Disposition Notice (to be determined by HFC within 30 days of receipt of such Disposition Notice) is less than the fair market value of such consideration as determined by the HEP Entities in the Disposition Notice and (ii) HFC and the HEP Entities are unable to mutually agree upon the fair market value of such non-cash consideration within 30 days after HFC notifies the HEP Entities of its determination thereof, the HEP Entities and HFC shall engage a mutually-agreed-upon investment banking firm to determine the fair market value of the non-cash consideration. Such investment banking firm shall be instructed to return its decision within 30 days after all material information is submitted thereto, which decision shall be final. The fees of the investment banking firm will be split equally between HFC and the HEP Entities. HFC will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets to the HEP Entities within 30 days after the investment banking firm has submitted its determination (the “Second ROFR Acceptance Deadline”). Failure to provide such notice within such 30-day period shall be deemed to constitute a decision by HFC not to purchase the Sale Assets.

(d)	If HFC fails to exercise a right during any applicable period set forth in this Section 5.2, HFC shall be deemed to have waived its rights with respect to such proposed disposition of the Sale Assets, but not with respect to any future offer of such Sale Assets.

(e)	If HFC chooses to exercise its right of first refusal to purchase the Sale Assets under Sections 5.1(a) and 5.2(c), HFC and the HEP Entities shall enter into a purchase and sale agreement for the Sale Assets which shall include the following terms:

(i)	HFC will agree to deliver cash for the Offer Price (or any other consideration agreed to by HFC and the HEP Entities (each in their sole discretion));

(ii)	the HEP Entities will represent that they have good, indefeasible and unencumbered title to the Sale Assets, subject to all recorded and unrecorded matters and all physical conditions and other matters in existence on the closing date for the Sale Assets, plus any other reasonable and customary matters and such matters as HFC may approve, which approval will not be unreasonably withheld. If HFC desires to obtain any title insurance with respect to the Sale Assets, the full cost and expense of obtaining the same (including the cost of title examination, document duplication and policy premium) shall be borne by HFC;

(iii)	the HEP Entities will grant to HFC the right, exercisable at HFC’s risk and expense, to conduct such surveys, tests and inspections of the Sale Assets as HFC may deem desirable, so long as such surveys, tests or inspections do not damage the Sale Assets or interfere with the activities of the HEP Entities thereon and so long as HFC has furnished the HEP Entities with evidence that adequate liability insurance is in full force and effect;

(iv)	HFC will have the right to terminate its obligation to purchase the Sale Assets under this Article V if the results of any searches, surveys, tests or inspections conducted pursuant to Section 5.2(e)(ii) or Section 5.2(e)(iii) above are, in the reasonable opinion of HFC, unsatisfactory;

(v)	the closing date for the purchase of the Sale Assets shall, unless otherwise agreed to by HFC and the HEP Entities, occur no later than 90 days following receipt by the HEP Entities of written notice by HFC of its intention to exercise its option to purchase the Sale Assets pursuant to Section 5.2(b) or (c);

(vi)	the HEP Entities shall execute, have acknowledged and deliver to HFC a special warranty deed, assignment of easement, or comparable document, as appropriate, in the applicable jurisdiction, on the closing date for the purchase of the Sale Assets constituting real property interests conveying the Sale Assets unto HFC free and clear of all encumbrances created by the HEP Entities other than those set forth in Section 5.2(e)(ii) above;

(vii)	the sale of any Sale Assets shall be made on an “as is,” “where is” and “with all faults” basis, and the instruments conveying such Sale Assets shall contain appropriate disclaimers; and

(viii)	neither the HEP Entities nor HFC shall have any obligation to sell or buy the Sale Assets if any of the material consents referred to in Section 5.1(c) have not been obtained or such sale or purchase is prohibited by Applicable Law.

(f)	HFC and the HEP Entities shall cooperate in good faith in obtaining all necessary governmental and other Third Party approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third Business Day following the expiration of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; provided, however, that such delay shall not exceed 120 days and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such 120th day, then HFC shall be deemed to have waived its right of first refusal with respect to the Sale Assets described in the Disposition Notice and thereafter neither HFC nor HEP shall have any further obligation under this Article V with respect to such Sale Assets unless such Sale Assets again become subject to this Article V pursuant to Section 5.2(g).

(g)	If the Transfer to the Proposed Transferee is not consummated in accordance with the terms of the Acquisition Proposal within the later of (i) 180 days after the later of the applicable ROFR Acceptance Deadline, and (ii) 10 days after the satisfaction of all governmental approval or filing requirements, if any, the Acquisition Proposal shall be deemed to lapse, and the HEP Entities may not Transfer any of the Sale Assets described in the Disposition Notice without complying again with the provisions of this Article V if and to the extent then applicable.

ARTICLE VI

HFC PURCHASE OPTION

6.1 Option to Purchase Tulsa Transferred Assets. The Parties acknowledge the purchase options and right of first refusal granted to an Affiliate of HFC with respect to the Tulsa Transferred Assets in the Purchase Option Agreement.

ARTICLE VII

API INSPECTIONS

7.1 API Inspections. With respect only to the 2008 Tanks, the applicable HFC Entity that sold the particular tank(s) to the applicable HEP Entity shall, during the period that commences on the applicable Closing Date and ends five (5) years thereafter (the “Initial Tank Inspection Period”) reimburse the applicable HEP Entity for the actual costs associated with the first regularly scheduled API 653 inspection (the “Initial Tank Inspections”) and the costs associated with the replacement of the tank mixers on each of the Transferred Tanks after the Closing Date and any repairs required to be made to the 2008 Tanks as a result of any discovery made during the Initial Tank Inspections; provided, however, that

(a)	such HFC Entity shall not reimburse such HEP Entity with respect to the relocated crude oil Tank 437 in the Artesia refinery complex or the new crude oil tank to replace crude oil Tank 439 in the Artesia refinery complex more particularly described in the Purchase and Sale Agreement referenced in the definition of 2008 Crude Pipelines, Tanks and Related Assets, and

(b)	upon expiration of the Initial Tank Inspection Period, all of the obligations of the applicable HFC Entity pursuant to this Article VII shall terminate, except that the Initial Tank Inspection Period shall be extended if, and only to the extent that

(i)	inaccessibility of the 2008 Tanks during the Initial Tank Inspection Period caused the delay of an Initial Tank Inspection originally scheduled to be performed during the Initial Tank Inspection Period, and

(ii)	the applicable HFC Entity received notice from the applicable HEP Entity regarding such delay at the time it occurred.

ARTICLE VIII

DISPUTE RESOLUTION

8.1 Dispute Resolution.

(a)	Any Arbitrable Dispute arising out of or in connection with this Agreement, including any question regarding the existence, validity or termination of this Agreement, shall be exclusively resolved in accordance with this Article VIII.

(b)	In the event of a Arbitrable Dispute between an HFC Entity and an HEP Entity, the HFC Entity and the HEP Entity shall, within ten (10) days of a written request by either of them to the other, meet in good faith to resolve such Arbitrable Dispute in a meeting that includes individuals with authority to resolve the Arbitrable Dispute at such meeting.

(c)	If the HFC Entity and the HEP Entity are unable to resolve the Arbitrable Dispute within ten (10) days after submission of such Arbitrable Dispute as provided in Section 8.1(b), either the HFC Entity or the HEP Entity may submit the matter to arbitration in accordance with the terms of Section 8.2 below.

(d)	Pending resolution of any Arbitrable Dispute between the HFC Entity and the HEP Entity, the HFC Entity and the HEP Entity shall continue to perform in good faith their respective obligations under this Agreement based upon the last agreed performance demonstrated prior to the Arbitrable Dispute.

(e)	Resolution of any Arbitrable Dispute between the HFC Entity and the HEP Entity involving payment of money by either the HFC Entity and the HEP Entity to the other shall include payment of interest at the Prime Rate from the original due date of such amount.

(f)	Each of the HFC Entity and the HEP Entity shall, in addition to all rights provided herein or provided by Law, be entitled to the remedies of specific performance and injunction to enforce its rights hereunder.

8.2 Arbitration. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code, as amended from time to time).

(a)	Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within the time period allowed by the applicable statute of limitations. Arbitration may be initiated by either party (“Claimant”) by delivering written notice to the other (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed.

(b)	The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on, and non-appealable by, the Claimant and Respondent.

(c)	The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator.

(d)	All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of the Parties or any of their Affiliates and who have not provided consulting services (directly or indirectly) for at least three (3) years prior to their appointment and (ii) have at least seven (7) years’ experience in the petroleum transportation industry.

(e)	The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind.

(f)	The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between the Claimant and Respondent to the extent that the issues raised in such disputes are related. Without the written consent of the Claimant and Respondent, no unrelated disputes (including those with Affiliates of either Claimant or Respondent) or Third Party disputes may be joined to an arbitration pursuant to this Agreement.

8.3 Conflict. If there is any inconsistency between this Article VIII and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Article VIII will control the rights and obligations of the parties seeking arbitration.

ARTICLE IX

FORCE MAJEURE

9.1 Force Majeure. In the event of any Party being rendered unable, wholly or in part, by a Force Majeure event from performing its obligations under any of the Master Agreements, Services and Secondment Agreement or this Agreement for a period of more than thirty (30) consecutive days, then, upon the delivery of notice and full particulars of the Force Majeure event relied on (“Force Majeure Notice”) to the other affected Party(ies), the obligations of the Parties, so far are they are affected by the Force Majeure event, shall be suspended during the continuance of any inability so caused. The cause of the Force Majeure event shall, as far as possible, be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests.

ARTICLE X

MISCELLANEOUS

10.1 Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

10.2 Notices.

(a)	Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:

Notices to the HFC Entities:

HollyFrontier Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: President

Email address: president@hollyfrontier.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

HollyFrontier Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: General Counsel

Email address: general.counsel@hollyfrontier.com

Notices to the HEP Entities:

Holly Energy Partners, L.P.

c/o Holly Logistic Services, L.L.C.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: President

Email address: president-HEP@hollyenergy.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

Holly Energy Partners, L.P.

c/o Holly Logistic Services, L.L.C.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: General Counsel

Email address: general.counsel@hollyenergy.com

(b)	Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 10.2.

10.3 Entire Agreement. This Agreement, together with the other agreements and instruments referred to herein, constitutes the entire agreement of the Parties relating to the matters contained herein, superseding as of the Effective Date all prior contracts or agreements (including the Original Omnibus Agreement), whether oral or written, relating to the matters contained herein. For avoidance of doubt the Eleventh Amended Omnibus Agreement shall remain in full force and effect with respect to any event, act or omission occurring before the Effective Date.

10.4 Amendment or Modification. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. Any of the exhibits to this Agreement may be amended, modified, revised or updated by the Parties hereto if each of HFC (on behalf of the HFC Entities) and HEP (on behalf of the HEP Entities) execute an amended, modified, revised or updated exhibit or schedule, as applicable, and attach it to this Agreement. Such amended, modified, revised or updated exhibits shall be sequentially numbered (e.g. Exhibit A-1, Exhibit A-2, etc.), dated and appended as an additional exhibit or schedule to this Agreement and shall replace the prior exhibit or schedule, as applicable, in its entirety, except as specified therein. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

10.5 Assignment. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto.

10.6 Counterparts. This Agreement may be executed in any number of paper or electronic counterparts with the same effect as if all signatory parties had signed the same document. All such counterparts shall be construed together and shall constitute one and the same agreement.

10.7 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

10.8 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

10.9 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner (as defined in the Partnership Agreement) of HEP shall have the right, separate and apart from HEP, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement. There are no Third Party beneficiaries to this Agreement.

10.10 Headings. Headings of the Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

10.11 Limitation of Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR CLAIMS MADE BY THIRD PARTIES WHICH SHALL NOT BE LIMITED BY THIS SECTION, THE PARTIES AGREE THAT THE RECOVERY BY ANY PARTY, INCLUDING, PURSUANT TO ARTICLE III, OF ANY LIABILITIES, DAMAGES, COSTS OR OTHER EXPENSES (i) AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT OR (ii) BY REASON OF OR ARISING OUT OF ANY OF THE EVENTS, CONDITIONS OR OTHER MATTERS LISTED IN SECTIONS 3.2 OR 3.4 WHICH THE PARTIES HAVE AGREED TO INDEMNIFY THE OTHER PARTY AGAINST, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY; PROVIDED, HOWEVER, THAT SUCH RESTRICTION AND LIMITATION SHALL NOT APPLY TO A PARTY’S OBLIGATION TO INDEMNIFY THE OTHER PARTY:

(X) AS A RESULT OF A THIRD PARTY CLAIM FOR SUCH INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES,

(Y) FOR CLAIMS THAT ARE COVERED BY INSURANCE AND ANY RELATED DEDUCTIBLES, OR

(Z) FOR INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LIABILITIES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) THAT ARE A RESULT OF SUCH INDEMNIFYING PARTY’S OR ITS AFFILIATES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

As used in this Section 10.11, “Affiliates” of the Indemnifying Party shall not include the HEP Group Members when a HFC Entity is the Indemnifying Party and shall not include the HFC Group Members when the Indemnifying Party is a HEP Entity.

10.12 Nature of the Relationship. Notwithstanding the foregoing, nothing in this Agreement and no actions taken by the Parties shall constitute a partnership, joint venture, association or other co-operative entity among the Parties or authorize either Party to represent or contract on behalf of the other Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

HFC ENTITIES:

HOLLYFRONTIER CORPORATION
FRONTIER EL DORADO REFINING LLC
FRONTIER REFINING LLC
HOLLY REFINING & MARKETING COMPANY – WOODS CROSS LLC
HOLLY REFINING & MARKETING - TULSA LLC
NAVAJO PIPELINE CO., L.P.
NAVAJO REFINING COMPANY, L.L.C.

By:	/s/ Michael C. Jennings
Name:	Michael C. Jennings
Title:	Chief Executive Officer and President

HEP ENTITIES:

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P.
Its General Partner

	By:	Holly Logistic Services, L.L.C.
Its General Partner

	By:	/s/ Bruce R. Shaw
	Name:	Bruce R. Shaw
	Title:	President

[Signature Page 1 of 3 to Twelfth Amended and Restated Omnibus Agreement]

CHEYENNE LOGISTICS LLC
HEP LOGISTICS GP, L.L.C.
HEP TULSA LLC
EL DORADO LOGISTICS LLC
HEP UNEV HOLDINGS LLC
HEP UNEV PIPELINE LLC
HOLLY ENERGY STORAGE – LOVINGTON LLC
HOLLY ENERGY PARTNERS – OPERATING, L.P.
HOLLY LOGISTIC SERVICES, L.L.C.
ROADRUNNER PIPELINE, L.L.C.
HEP EL DORADO LLC

By:	/s/ Bruce R. Shaw
Name:	Bruce R. Shaw
Title:	President

HEP LOGISTICS HOLDINGS, L.P.

By:	Holly Logistic Services, L.L.C,
Its General Partner

By:	/s/ Bruce R. Shaw
Name:	Bruce R. Shaw
Title:	President

HEP MOUNTAIN HOME, L.L.C.
HEP PIPELINE GP, L.L.C.
HEP PIPELINE, L.L.C.
HEP REFINING GP, L.L.C.
HEP REFINING, L.L.C.
HEP WOODS CROSS, L.L.C.
LOVINGTON-ARTESIA, L.L.C.

By:	HOLLY ENERGY PARTNERS –
OPERATING, L.P.
Sole Member

	By:	/s/ Bruce R. Shaw
	Name:	Bruce R. Shaw
	Title:	President

[Signature Page 2 of 3 to Twelfth Amended and Restated Omnibus Agreement]

HEP NAVAJO SOUTHERN, L.P.
HEP PIPELINE ASSETS, LIMITED PARTNERSHIP

By:	HEP Pipeline GP, L.L.C.
Its General Partner

	By:	/s/ Bruce R. Shaw
	Name:	Bruce R. Shaw
	Title:	President

HEP REFINING ASSETS, L.P.

By:	HEP Refining GP, L.L.C.
Its General Partner

	By:	/s/ Bruce R. Shaw
	Name:	Bruce R. Shaw
	Title:	President

[Signature Page 3 of 3 to Twelfth Amended and Restated Omnibus Agreement]

Exhibit A

to

Twelfth Amended and Restated Omnibus Agreement

Omnibus Agreement Amendments

Agreement	Effective Date	Reason for Amendment
Original Omnibus Agreement	July 13, 2004	n/a

First Amended and Restated Omnibus Agreement	June 1, 2009	16” Lovington/Artesia Intermediate Pipeline Purchase Agreement

Second Amended and Restated Omnibus Agreement	August 1, 2009	Tulsa West (Sunoco) Asset Purchase Agreement

Third Amended and Restated Omnibus Agreement	October 19, 2009	(i) Tulsa East (Sinclair) Purchase Agreement (ii) Beeson Pipeline Purchase Agreement, and (iii) Roadrunner Pipeline Purchase Agreement

Fourth Amended and Restated Omnibus Agreement	March 31, 2010,	LLC Interest Purchase Agreement for certain Tulsa East Assets

Fifth Amended and Restated Omnibus Agreement	August 31, 2011	Tulsa Throughput Agreement

Sixth Amended and Restated Omnibus Agreement	November 1, 2011	LLC Interest Purchase Agreement for Cheyenne Assets and El Dorado Assets

Seventh Amended and Restated Omnibus Agreement	July 12, 2012	UNEV LLC Interest Purchase Agreement

Eighth Amended and Restated Omnibus Agreement	June 1, 2013	Malaga Throughput Agreement

Ninth Amended and Restated Omnibus Agreement	January 7, 2014	Amended and Restated El Dorado Throughput Agreement for the El Dorado New Tank No. 647

Tenth Amended and Restated Omnibus Agreement	September 26, 2014	Amended and Restated Malaga Throughput Agreement

Eleventh Amended and Restated Omnibus Agreement	January 1, 2015	Unloading and Blending Services Agreement (Artesia) and Third Amended and Restated Crude Pipelines and Tankage Agreement (Beeson to Lovington System Expansion)

A-1

Exhibit B

to

Twelfth Amended and Restated Omnibus Agreement

Definitions

“8” and 10” Lovington/Artesia Intermediate Pipelines” means the 8-inch pipeline and the 10-inch pipeline, each running from Lovington, New Mexico to Artesia, New Mexico and owned by HEP Pipeline.

“16” Lovington/Artesia Intermediate Pipeline” means the 16-inch pipeline running from Lovington, New Mexico to Artesia, New Mexico, owned by Lovington-Artesia, L.L.C.

“16” Lovington/Artesia Intermediate Pipeline Purchase Agreement” means that certain LLC Interest Purchase Agreement dated as of June 1, 2009, by and among HFC, Navajo Pipeline and the Operating Partnership, pursuant to which Navajo Pipeline transferred and conveyed to the Operating Partnership, and the Operating Partnership acquired, all of the limited liability company interests of Lovington-Artesia, L.L.C., the entity that owns the 16” Lovington/Artesia Intermediate Pipeline.

“2004 Product Pipelines, Terminal and Related Assets” means the assets transferred under the July 13, 2004 Contribution, Conveyance and Assumption Agreement at the time of HEP’s initial public offering.

“2008 Crude Pipelines, Tanks and Related Assets” means the Drop-Down Assets as defined in the Purchase and Sale Agreement, dated February 25, 2008, by and among HFC, Navajo Pipeline, Woods Cross Refining Company, L.L.C., a Delaware limited liability company, and Navajo, as the seller parties, and HEP, the Operating Partnership, HEP Woods Cross, L.L.C., a Delaware limited liability company, and HEP Pipeline, as the buyer parties.

“2008 Tanks” means the Transferred Tanks included in the 2008 Crude Pipelines, Tanks and Related Assets.

“Acquisition Proposal” is defined in Section 5.2(a).

“Additional Lovington Assets” means the Transferred Lovington Assets as defined in the March 2010 Drop Down LLC Interest Purchase Agreement.

“Additional Tulsa East Assets” means the Transferred Tulsa East Assets as defined in the March 2010 Drop Down LLC Interest Purchase Agreement.

“Administrative Fee” is defined in Section 4.1(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the introduction to this Agreement.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between any of the HEP Entities, on the one hand, and any of the HFC Entities, on the other hand, arising out of or relating to this Agreement, the Master Agreements, or the Services and Secondment Agreement, or the alleged breach hereof and thereof, or in any way relating to the subject matter of this Agreement, the Master Agreements, or the Services and Secondment Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.

“Artesia Blending Facility” means the two tanks and related equipment for the unloading and blending of ethanol and biodiesel at the refined product truck rack located at the refinery owned by Navajo in Artesia, New Mexico.

“Artesia Rail Sublease Agreement” means that certain Sublease Agreement effective as of November 1, 2014 by and between HEP Refining and HFRM, pursuant to which HEP Refining agreed to sublease to HFRM, and HFRM agreed to sublease from HEP Refining, the BNSF Land.

“Artesia Rail Yard Facility” means (a) the railroad track siding consisting of approximately 8,300 track feet of siding (rail storage) and two mainline switches and three industry switches located on certain land leased by HFRM from the Operating Partnership pursuant to the Artesia Track Lease Agreement, and (b) HEP Refining’s leasehold interest, as tenant, under the BNSF Lease, and (c) HEP Refining’s leasehold interest, as landlord, under the Rail Yard Sublease Agreement.

“Artesia Track Agreement” means that certain Track Lease Agreement effective as of November 1, 2014 by and between HEP Refining and HFRM, pursuant to which HEP Refining agreed to lease to HFRM, and HFRM agreed to lease from HEP Refining, the Artesia Rail Yard Facility.

“Assets” means the Transferred Assets and the Other Assets, collectively.

“Beeson Pipeline” means the 8” crude oil pipeline extending from Beeson station to Lovington, New Mexico, owned by HEP Pipeline.

“Beeson Pipeline Purchase Agreement” means that certain Asset Purchase Agreement dated as of December 1, 2009, by and among HFC, Navajo Pipeline and HEP Pipeline, pursuant to which Navajo Pipeline agreed to transfer and convey to HEP Pipeline, and HEP Pipeline agreed to acquire, the Beeson Pipeline.

“Beeson to Lovington System Expansion” means the following project undertaken by HEP Pipeline: the installation of a larger pump at the Beeson station and the replacement of five miles of existing 8-inch pipeline with 10-inch pipeline beginning at the Beeson station end of the Beeson Pipeline.

“BNSF Land” means the land located in Eddy County, New Mexico leased to HEP Refining pursuant to the BNSF Lease.

“BNSF Lease” means that certain Lease of Land Including New Track Construction dated to be effective as of February 14, 2014, pursuant to which HEP Reining agreed to lease from BNSF Railway Company the BNSF Land.

“Business Day” means any day other than Saturday, Sunday or other day upon which commercial banks in Dallas, Texas are authorized by law to close.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events:

(a) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person unless immediately following such sale, lease, exchange, or other transfer such assets are owned, directly or indirectly, by the Applicable Person;

(b) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities, or other property, other than any such transaction where

(i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of a surviving Person or its parent and

(ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Securities of the surviving Person or its parent immediately after such transaction; and

(c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (in the case of HFC, other than a group consisting of some of all of the current control persons of HFC), being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (b) above.

“Cheyenne Assets” is defined in the November 2011 Frontier Drop Down LLC Interest Purchase Agreement.

“Cheyenne Logistics” “is defined in the introduction to this Agreement.

“Cheyenne New Tank” means petroleum storage tank no. 117 located at the Cheyenne Refinery Complex.

“Claim” means any existing or threatened future claim, demand, suit, judgment, settlement, action, investigation, proceeding, governmental action, cause of action, claims, demands, causes of action, suits, judgments, settlements, fines, penalties, costs, and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice of any and every kind or character, known or unknown, fixed, contingent or suffered.

“Claimant” is defined in Section 8.2(a).

“Closing Date” means

(a) for all sections other than Articles III and VII, July 13, 2004, the date of the closing of HEP’s initial public offering, and

(b) for purposes of Articles III and VII, Closing Date means, with respect to a group of assets, the effective date of the purchase of such assets or the stock, partnership interests or membership interests of the entity that directly or indirectly owns such assets, by a HEP Entity (such Closing Date being shown in Exhibit D, column (a)).

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of July 13, 2004, among HFC, Navajo Pipeline, the General Partner, HEP, the OLP GP, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” means Environmental Claims to the extent arising from:

(a)	any violation or correction of violation of Environmental Laws associated with the ownership or operation of the Assets, or

(b)	any event or condition associated with ownership or operation of the Assets (including, the presence of Hazardous Substances on, under, about or migrating from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at any non-Asset locations), including:

(i)	the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws;

(ii)	the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws; and

(iii)	the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work.

“Disposition Notice” is defined in Section 5.2(a).

“Effective Date” is defined in the introduction to this Agreement.

“Eighth Amended Omnibus Agreement” is defined on Exhibit A.

“El Dorado Assets” is defined in the November 2011 Frontier Drop Down LLC Interest Purchase Agreement.

“El Dorado Logistics” is defined in the introduction to this Agreement.

“El Dorado New Tanks” means (a) petroleum products storage tank no. 647 located at the El Dorado Refinery Complex, and (b) petroleum products storage tank no. 643 located at the El Dorado Refinery Complex.

“El Dorado Terminal” means that certain petroleum products tank farm located in El Dorado Kansas, and more particularly described in the El Dorado Membership Purchase Agreement, as such terminal may be modified, expanded or upgraded from time to time.

“El Dorado Membership Purchase Agreement” means that certain Membership Interest Purchase Agreement dated as of March 6, 2015 by and between El Dorado Logistics and Rimrock Midstream, LLC.

“El Dorado Throughput Agreement” means that certain Second Amended and Restated Pipeline Delivery, Tankage and Loading Rack Throughput Agreement (El Dorado), dated as of January 7, 2014, and effective as of November 1, 2011, by and between Frontier El Dorado and El Dorado Logistics LLC, pursuant to which El Dorado Logistics LLC constructed new storage tank assets.

“Eleventh Amended Omnibus Agreement” is defined on Exhibit A.

“Environmental Claims” means environmental and Toxic Tort Liabilities and Claims of any and every kind or character, known or unknown, fixed or contingent.

“Environmental Costs” means (i) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (ii) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (iii) the cost and expense for any Environmental Claim, including pre-trial, trial, or appellate legal or litigation support work.

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, orders and ordinances, now or hereafter in effect, relating to protection of the environment, including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.

“Fifth Amended Omnibus Agreement” is defined on Exhibit A.

“First Amended Omnibus Agreement” is defined on Exhibit A.

“First ROFR Acceptance Deadline” is defined in Section 5.2(b).

“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars (whether or not an official declaration is made thereof), terrorist attacks, blockades, insurrections, riots, epidemics, landslides, lightening, earthquakes, fires, hurricanes, storms, floods, washouts, freezeoffs, arrests, the order of any Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, equipment, storage tanks or lines of pipe, repairs, maintenance, inability to obtain or unavoidable delay in obtaining permits, material or equipment, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. Notwithstanding anything in this Agreement to the contrary, inability of a Party to make payments when due, be profitable or to secure funds, arrange bank loans or other financing, obtain credit or have adequate capacity or production (other than for reasons of Force Majeure) shall not be regarded as events of Force Majeure

“Fourth Amended Omnibus Agreement” is defined on Exhibit A.

“Frontier Cheyenne” is defined in the introduction to this Agreement.

“Frontier El Dorado” is defined in the introduction to this Agreement.

“General Partner” is defined in the introduction to this Agreement.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance, or that is otherwise regulated under any Environmental Law, including, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, and (b) petroleum, crude oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons.

“HEP” is defined in the introduction to this Agreement.

“HEP El Dorado” is defined in the introduction to this Agreement.

“HEP Entities” is defined in the introduction to this Agreement.

“HEP Entity” means any of the HEP Entities.

“HEP Group” means the HEP Entities and any Subsidiary of any such Person, all of which are treated as a single consolidated entity for purposes of this Agreement.

“HEP Group Member” means any member of the HEP Group.

“HEP Pipeline” is defined in the introduction to this Agreement.

“HEP Refining” is defined in the introduction to this Agreement.

“HEP Tulsa” is defined in the introduction to this Agreement.

“HEP UNEV” is defined in the introduction to this Agreement.

“HFC” is defined in the introduction to this Agreement.

“HFC Group” means the HFC Entities and any Person controlled, directly or indirectly, by HFC other than the HEP Entities.

“HFC Group Member” means any member of the HFC Group.

“HFRM” means HollyFrontier Refining & Marketing, L.L.C.

“Holly GP” is defined in the introduction to this Agreement.

“Holly Tulsa” is defined in the introduction to this Agreement.

“Holly Woods Cross” is defined in the introduction to this Agreement.

“Indemnified Claims” means losses, damages, liabilities, Claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character.

“Indemnified Party” means all or part of either the HEP Entities or the HFC Entities, as the case may be, in their capacity as the parties entitled to indemnification in accordance with Article III.

“Indemnifying Party” means all or part of either the HEP Entities or the HFC Entities, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article III.

“Initial Tank Inspections” is defined in Section 7.1.

“Initial Tank Inspection Period” is defined in Section 7.1

“Liability” means with respect to any Person, any economic losses (including, diminution in value and lost profits suffered by third parties to the extent an Indemnified Party is required to pay for such damages), damages, injuries (including, personal injury and death), liabilities, of any and every kind or character, known or unknown, fixed, contingent or suffered.

“Limited Partner” is defined in the Partnership Agreement.

“Malaga Pipeline System” means the Pipeline System, as such term is defined in the Malaga TSA.

“Malaga TSA” means that certain Amended and Restated Transportation Services Agreement (Malaga) dated as of September 26, 2014 by and between HFRM and Operating Partnership, pursuant to which Operating Partnership provides certain transportation services for HFRM on the Malaga Pipeline System, as such agreement may be amended, modified or replaced from time to time.

“March 2010 Drop Down LLC Interest Purchase Agreement” means that certain LLC Interest Purchase Agreement dated as of March 31, 2010, by and among HFC, Lea Refining Company, Holly Tulsa, HEP Refining and HEP Tulsa, pursuant to which HFC, Lea Refining Company and Holly Tulsa agreed to transfer and convey to HEP Refining and HEP Tulsa the Additional Tulsa East Assets and the Additional Lovington Assets.

“Master Agreements” means the Master Lease and Access Agreement, Master Site Services Agreement and Master Throughput Agreement.

“Master Lease and Access Agreement” means that certain Master Lease and Access Agreement dated as of the date hereof among certain of the HEP Entities and the Refinery Owners.

“Master Site Services Agreement” means that certain Master Site Services Agreement dated as of the date hereof among certain of the HEP Entities and the Refinery Owners.

“Master Throughput Agreement” means that certain Master Throughput Agreement dated as of the date hereof between the Operating Partnership and HFRM.

“Navajo” is defined in the introduction to this Agreement.

“Navajo Pipeline” is defined in the introduction to this Agreement.

“Net Recovery” is defined in Section 3.7(f).

“Ninth Amended Omnibus Agreement” is defined on Exhibit A.

“November 2011 Frontier Drop Down LLC Interest Purchase Agreement” means that certain LLC Interest Purchase Agreement effective as of November 1, 2011, by and among HFC, Frontier Cheyenne, Frontier El Dorado, the Operating Partnership and HEP, pursuant to which Frontier Cheyenne and Frontier El Dorado agreed sell to the Operating Partnership the entities that own the Cheyenne Assets and the El Dorado Assets.

“Offer” is defined in Section 2.4(a)

“Offer Price” is defined in Section 5.2(a)(iii).

“OLP GP” is defined in the introduction to this Agreement.

“Operating Partnership” is defined in the introduction to this Agreement.

“Original Omnibus Agreement” is defined in the recitals to this Agreement.

“Other Assets” means those assets owned by a HEP Entity that serve the Refineries and were not conveyed, contributed, or otherwise transferred, directly or indirectly by the HFC Entities to the HEP Entities, as indicated in column (a) of Exhibit D, Part 2; provided, that for the purposes of Section 3.2, Other Assets shall not include that certain 8” pipeline extending 50 miles from the White City Station that was formerly used as a refined products pipeline and that was conveyed to the HEP Entities as part of the 2004 Product Pipelines, Terminal and Related Assets.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P. dated as of July 13, 2004 as amended or supplemented by the following:

Agreement	Effective Date
Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P.	February 28, 2005

Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P.	July 6, 2005

Amendment No. 3 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P.	April 11, 2008

Limited Partial Waiver of Incentive Distribution Rights	July 12, 2012

Amendment No. 4 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P.	January 16, 2013

No amendment or modification to the Partnership Agreement subsequent to the date of this Agreement shall be given effect for the purposes of this Agreement unless consented to by each of the Parties.

“Party” means any one of the entities listed on the signature page to this Agreement, collectively the “Parties”.

“Permitted Assets” is defined in Section 2.2(d).

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization association, government agency or political subdivision thereof or other entity.

“Post-Closing Covered Environmental Losses” means, to the extent such violation, event or condition occurred after the Closing Date:

(a)	any violation or correction of violation of Environmental Laws associated with the operation of the Transferred Assets by a Person other than a HFC Entity or ownership and operation of the Transferred Assets by a Person other than a HFC Entity, or

(b)	any event or condition associated with the ownership and/or operation of the Transferred Assets by a Person other than a HFC Entity (including the presence of Hazardous Substances on, under, about or migrating to or from the Transferred Assets or the disposal or release of Hazardous Substances generated by operation of the Transferred Assets) including, the Environmental Costs;

provided, however, that nothing stated above shall make the HEP Entities responsible for any post-Closing Date negligent actions or omissions or willful misconduct by any of the HFC Entities.

“Pre-Closing Covered Environmental Losses” means, to the extent such violation, event or condition occurred before the Closing Date:

(a)	any violation or correction of violation of Environmental Laws associated with the ownership or operation of the Transferred Assets by a Person other than a HEP Entity or ownership and operation of the Transferred Assets by a Person other than a HEP Entity, or

(b)	any event or condition associated with ownership and/or operation of the Transferred Assets by a Person other than a HEP Entity (including, the presence of Hazardous Substances on, under, about or migrating to or from the Transferred Assets or the disposal or release of Hazardous Substances generated by operation of the Transferred Assets), including, the Environmental Costs.

provided, however, that nothing stated above shall make the HFC Entities responsible for any pre-Closing Date negligent actions omissions or willful misconduct by any of the HEP Entities.

“Proposed Transferee” is defined in Section 5.2(a)(i).

“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are consistent with (a) the standards generally followed by the United States pipeline and terminalling industries or (b) such higher standards as may be applied or followed by the HFC Entities in the performance of similar tasks or projects, or by the HEP Entities in the performance of similar tasks or projects.

“Purchase Option Agreement” has the meaning set forth in the Asset Purchase Agreement, dated August 1, 2009, between Holly Tulsa, as the seller, and HEP Tulsa, as the buyer.

“Refinery” or “Refineries” means each of the Refinery Complexes identified in the Master Lease and Access Agreement.

“Refinery Owners” means each of the HFC Entities that own one or more of the Refineries.

“Respondent” is defined in Section 8.2(a).

“Restricted Business” or “Restricted Businesses” means the ownership or operation of crude oil pipelines or terminals, intermediate petroleum product pipelines or terminals, refined petroleum products pipelines, terminals, truck racks or crude oil gathering systems in the continental United States.

“Retained Assets” means the pipelines, terminals and other assets and investments owned by any HFC Group Member on the date of the Contribution Agreement that were not conveyed, contributed or otherwise transferred to the HEP Entities pursuant to the Contribution Agreement or otherwise.

“Roadrunner” is defined in the introduction to this Agreement.

“Roadrunner Pipeline” means 16” crude oil pipeline extending from Slaughter station in Texas to Lovington, New Mexico owned by Roadrunner.

“Roadrunner Pipeline Purchase Agreement” means that certain LLC Interest Purchase Agreement dated as of December 1, 2009 by and among Navajo Pipeline and the Operating Partnership, pursuant to which the Operating Partnership acquired, all of the outstanding limited liability company interests of Roadrunner, the entity that owns the Roadrunner Pipeline.

“ROFR Acceptance Deadline” means the First ROFR Acceptance Deadline or the Second ROFR Acceptance Deadline, as applicable, both as defined in Section 5.2(b) and (c).

“Sale Assets” is defined in Section 5.2(a)(ii).

“Second Amended Omnibus Agreement” is defined on Exhibit A.

“Second ROFR Acceptance Deadline” is defined in Section 5.2(c).

“Services and Secondment Agreement” means that certain Services and Secondment Agreement dated as of the date hereof, by and among Holly GP, the Operating Partnership, Cheyenne Logistics, El Dorado Logistics, HollyFrontier Payroll Services, Inc., a Delaware corporation, Frontier Cheyenne and Frontier El Dorado.

“Seventh Amended Omnibus Agreement” is defined on Exhibit A.

“Sinclair” means Sinclair Tulsa Refining Company.

“Sinclair Purchase Agreement” means that certain Asset Sale and Purchase Agreement dated as of October 19, 2009, by and among Holly Tulsa, HEP Tulsa and Sinclair, pursuant to which HEP Tulsa acquired the Sinclair Transferred Assets.

“Sinclair Transferred Assets” means the HEP Tulsa Assets as defined in the Sinclair Purchase Agreement.

“Sixth Amended Omnibus Agreement” is defined on Exhibit A.

“Tenth Amended Omnibus Agreement” is defined on Exhibit A.

“Third Amended Omnibus Agreement” is defined on Exhibit A.

“Third Party” means a Person which is not (a) HEP or an Affiliate of HEP, (b) HFC or an affiliate of HFC, (c) a Person that, after the signing of this Agreement becomes a successor entity of HEP, HFC or any of their respective Affiliates. An employee of HFC or HEP shall not be deemed an Affiliate.

“Toxic Tort” means a Claim or cause of action arising from personal injury or property damage incurred by the plaintiff that is alleged to have been caused by exposure to, or contamination by, Hazardous Substances that have been released into the environment by or as a result of the actions or omissions of the defendant.

“Transfer” including the correlative terms “Transferring” or “Transferred” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of the Assets.

“Transferred Assets” means all of the assets conveyed, contributed, or otherwise transferred, directly or indirectly (including by transfer or sale of the entity that owns such assets or the entity that owns the interests in the entity that owns such assets) that serve the Refineries, by the HFC Entities to the HEP Entities, as indicated in column (a) of Exhibit D, Part 1; provided that for the purposes of Section 3.2, the term “Transferred Assets” shall include that certain 8” pipeline extending 50 miles from the White City Station that was formerly used as a refined products pipeline and that was conveyed to the HEP Entities as part of the 2004 Product Pipelines, Terminal and Related Assets.

“Transferred Tanks” means the tanks included in the Assets, as indicated in column (h) of Exhibit D.

“Tulsa Interconnecting Pipelines” means the Interconnecting Pipelines as defined in the Tulsa Throughput Agreement.

“Tulsa Purchase Agreement” means that certain Asset Purchase Agreement dated as of August 1, 2009, by and between Holly Tulsa and HEP Tulsa, pursuant to which Holly Tulsa transferred and conveyed to HEP Tulsa, and HEP Tulsa acquired, the Tulsa Transferred Assets.

“Tulsa Throughput Agreement” means that certain Second Amended and Restated Pipelines, Tankage and Loading Rack Throughput Agreement (Tulsa East), dated as of August 31, 2011, pursuant to which HEP Tulsa agreed to provide transportation services to Holly Tulsa with respect to the Tulsa Interconnecting Pipelines.

“Tulsa Transferred Assets” means the Transferred Assets as defined in the Tulsa Purchase Agreement.

“UNEV LLC Interest Purchase Agreement” means that certain LLC Interest Purchase Agreement dated as of July 12, 2012, by and among HFC, HEP UNEV and HEP, pursuant to which HFC agreed to sell to HEP UNEV the entity that owns 75% of all of the issued and outstanding membership interests of UNEV Pipeline, LLC, the entity that owns the UNEV Pipeline.

“UNEV Pipeline” means, collectively, an approximately 400 mile, 12-inch refined products pipeline currently running from Woods Cross, Utah to Las Vegas, Nevada, related products terminals in or near Cedar City, Utah and Las Vegas, Nevada and other related assets owned by UNEV Pipeline, LLC.

“UNEV Profits Interest” means the membership interest in HEP UNEV held directly or indirectly by HFC.

“Voting Securities” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

Exhibit C

to

Twelfth Amended and Restated Omnibus Agreement

Interpretation

As used in this Agreement, unless a clear contrary intention appears:

(a) any reference to the singular includes the plural and vice versa, any reference to natural persons includes legal persons and vice versa, and any reference to a gender includes the other gender;

(b) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) any reference to Articles, Sections and Exhibits are, unless otherwise stated, references to Articles, Sections and Exhibits of or to this Agreement and references in any Section or definition to any clause means such clause of such Section or definition. The headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation;

(d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement;

(e) the Exhibits hereto form an integral part of this Agreement and are equally binding therewith. Any reference to “this Agreement” shall include such Exhibits;

(f) references to a Person shall include any permitted assignee or successor to such Party in accordance with this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity;

(g) if any period is referred to in this Agreement by way of reference to a number of days, the days shall be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day that is not a Business Day in which case the last day shall be the next succeeding Business Day;

(h) the use of “or” is not intended to be exclusive unless explicitly indicated otherwise;

(i) references to “$” or to “dollars” shall mean the lawful currency of the United States of America; and

(j) the words “includes,” “including,” or any derivation thereof shall mean “including without limitation” or “including, but not limited to.”

C-1

Exhibit D

to

Twelfth Amended and Restated Omnibus Agreement

Asset Indemnification Summary

Part 1: Transferred Assets:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
TRANSFERRED ASSET AND CLOSING DATE	HFC ENVIRONMENTAL (Expiration Date)	HEP ENVIRONMENTAL	RIGHT-OF-WAY	ADDITIONAL INDEMNITIES	OPERATIONAL INDEMNITY	RIGHT OF FIRST REFUSAL	INCLUDES TRANSFERRED TANKS
	Indemnity from HFC to HEP for Pre-Closing Covered Environmental Losses under Section 3.2(a) / Aggregate cap on HFC environmental indemnity in Section 3.1(b) (expiration date of indemnity)	Indemnity from HEP to HFC for Post-Closing Covered Environmental Losses under Section 3.4(a)	Right-of-Way Indemnity under Sections 3.2(a)(iii) and 3.2(a)(iv) (expiration date of indemnity)	Additional Indemnities under Section 3.2(a)(vi) (expiration date of indemnity)[1]	Additional Indemnities under Section 3.5	Right of First Refusal under Article V

2004 Product Pipelines, Terminal and Related Assets (July 13, 2004)	$15,000,000 (July 13, 2014)	✓	✓ (July 13, 2014)	✓ (July 13, 2009)	✓	✓	No

8” and 10” Lovington/Artesia Intermediate Pipelines (June 1, 2009)	$17,500,000 (June 1, 2019)	✓	✓ (June 1, 2019)	✓ (June 1, 2014)	✓	✓	No

[1]	Notification of Claim must be provided prior to date noted.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
TRANSFERRED ASSET AND CLOSING DATE	HFC ENVIRONMENTAL (Expiration Date)	HEP ENVIRONMENTAL	RIGHT-OF-WAY	ADDITIONAL INDEMNITIES	OPERATIONAL INDEMNITY	RIGHT OF FIRST REFUSAL	INCLUDES TRANSFERRED TANKS
2008 Crude Pipelines, Tanks and Related Assets (March 1, 2008)	$7,500,000 (March 1, 2023)	✓	✓ (March 1, 2023)	✓ (March 1, 2013)	✓	✓	Yes

16” Lovington/Artesia Intermediate Pipeline (June 1, 2009)	None	✓	✓ (June 1, 2019)	✓ (June 1, 2014)	✓	✓	No

Tulsa Transferred Assets (August 1, 2009)	None	None	None	None	None	None [2]	No

Beeson Pipeline (December 1, 2009)	None	✓	✓ (December 1, 2019)	✓ (December 1, 2014)	✓	✓	No

Roadrunner Pipeline (December 1, 2009)	None	✓	✓ (December 1, 2019)	✓ (December 1, 2014)	✓	✓	No

Additional Lovington Assets (March 31, 2010)	$15,000,000 (March 31, 2020)	✓	✓ (March 31, 2020)	✓ (March 31, 2015)	✓	✓	No

Additional Tulsa East Assets (March 31, 2010)	None[3]	None	None	None	None	✓	No

[2]	Right of first refusal granted to an Affiliate of HFC with respect to the Tulsa Transferred Assets is contained in the Purchase Option Agreement.
[3]	Environmental indemnity provided among certain of the HFC Entities and HEP Entities is contained in the Tulsa Throughput Agreement.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
TRANSFERRED ASSET AND CLOSING DATE	HFC ENVIRONMENTAL (Expiration Date)	HEP ENVIRONMENTAL	RIGHT-OF-WAY	ADDITIONAL INDEMNITIES	OPERATIONAL INDEMNITY	RIGHT OF FIRST REFUSAL	INCLUDES TRANSFERRED TANKS
Sinclair Transferred Assets (October 19, 2009)	None	None	None	None	None	✓	Yes

Tulsa Interconnecting Pipelines (August 31, 2011)	None	✓	(August 31, 2021)	(August 31, 2016)	✓	✓	No

Cheyenne Assets (November 1, 2011)	$15,000,000 (November 1, 2021)	✓	✓ (November 1, 2021)	✓ (November 1, 2016)	✓	✓	Yes

El Dorado Assets (November 1, 2011)	$15,000,000 (November 1, 2021)	✓	✓ (November 1, 2021)	✓ (November 1, 2016)	✓	✓	Yes

UNEV Pipeline (July 12, 2012)	None	✓	✓ (July 12, 2022)	✓ (July 12, 2017)	✓	None [4]	No

[4]	However, the right of first refusal includes the equity interests of UNEV Pipeline, LLC then owned directly or indirectly by the HEP Entities.

Part 2: Other Assets:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
OTHER ASSET AND CLOSING DATE	HFC ENVIRONMENTAL (Expiration Date)	HEP ENVIRONMENTAL	RIGHT-OF-WAY	ADDITIONAL INDEMNITIES	OPERATIONAL INDEMNITY	RIGHT OF FIRST REFUSAL	INCLUDES TRANSFERRED TANKS
	Indemnity from HFC to HEP for Pre-Closing Covered Environmental Losses under Section 3.2(a) / Aggregate cap on HFC environmental indemnity in Section 3.1(b) (expiration date of indemnity)	Indemnity from HEP to HFC for Post-Closing Covered Environmental Losses under Section 3.4(a)	Right-of-Way Indemnity under Sections 3.2(a)(iii) and 3.2(a)(iv) (expiration date of indemnity)	Additional Indemnities under Section 3.2(a)(vi)(A) (expiration date of indemnity)[1]	Additional Indemnities under Section 3.5	Right of First Refusal under Article V

Malaga Pipeline System (July 16, 2013, as amended by that certain Amended and Restated Transportation Services Agreement dated September 26, 2014)	None [5]	✓	None	None	✓	✓	No

El Dorado New Tank (Tank 647) (January 7, 2014)	None	✓	✓ (January 7, 2024)	None	✓	✓	No

Artesia Railyard Facility (November 1, 2014)	None	✓	None	None	✓	✓	No

El Dorado Terminal (March 6, 2015)	None	✓	None	None	✓	✓	No

[5]	However, Section 3.1(a) covers the 8” pipeline extending 50 miles from White City Station that was formerly used as a refined products pipeline that was conveyed to HEP as part of the 2004 Product Pipelines, Terminal and Related Assets.

Beeson to Lovington System Expansion (March 12, 2015)	None	✓	None	None	✓	✓	No

Artesia Blending Facility (March 12, 2015)	None	✓	✓ (March 12, 2025)	None	✓	✓	No

Cheyenne New Tank (Tank 117) (December 4, 2014)	None	✓	✓ (December 4, 2029)	None	✓	✓	No

El Dorado New Tank (Tank 643) (February 4, 2014)	None	✓	✓ (February 4, 2029)	None	✓	✓	No

Exhibit E

to

Twelfth Amended and Restated Omnibus Agreement

Administrative Fee

Amount of Annual Administrative Fee
Years beginning July 13, 2004 through June 30, 2007	$2,000,000
Years beginning July 1, 2007 through February 29, 2008	$2,100,000
Years beginning from and after March 1, 2008 through December 1, 2014	$2,300,000
Years beginning January 1, 2015	$2,380,500

General and Administrative Services

(1)	executive services

(2)	finance, including treasury, and administration services

(3)	information technology services

(4)	legal services

(5)	corporate health, safety and environmental services

(6)	human resources services

(7)	procurement

E-1